Exhibit 99.1

           Zones Announces Financial Results for the Three and Twelve Months Ended December 31, 2003

   AUBURN, Wash.--(BUSINESS WIRE)--Jan. 28, 2004--Zones, Inc.
(Nasdaq:ZONS):

   --  Q4 2003 net sales increase 25% compared to prior year

   --  Settles State of Washington Department of Revenue Tax
        Assessment

   --  Reports earnings of $2.2 million, or 16 cents per share, in Q4
        2003

   Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced its results for the three and twelve month periods ended December 31, 2003. The Company's fourth quarter net income was $2.2 million, or $0.16 per share, compared with a net loss of $1.1 million, or $.08 per share, for the same quarter a year ago. The current quarter results include an after tax benefit, net of one time charges, of $1.5 million, or $0.11 per share. This net benefit primarily relates to the final resolution and settlement of the Washington State Department of Revenue tax assessment for the audit period 1996 to 1999, including a reduction in estimates for state taxes due in the post audit period. The Company's 2002 fourth quarter results included a one time after tax charge of $1.3 million, or $0.10 per share, related to the same Washington State Department of Revenue tax assessment.
   Total net sales were $130.3 million in the fourth quarter of 2003 compared to $104.7 million in the fourth quarter of 2002. Fourth quarter sales grew 24.5% year over year.
   For the year ended December 31, 2003, net earnings improved to $1.6 million, or $0.11 per share. This compares to a net loss for the year ended December 31, 2002, of $515,000, or $0.04 per share. Net sales for the year ended December 31, 2003, increased 11.1% to $460.8 million from $414.6 million for the prior year.

   Operating Highlights

   Consolidated outbound sales to the small to medium sized business ("SMB"), large customer account and public sector markets increased 34.3% to $115.2 million in the fourth quarter of 2003 compared to $85.8 million in the same period of 2002. The Company's business to business sales as a percent of total net sales for the three and twelve month periods ending December 31, 2003, were 88.4% and 89.3%, respectively. This sales mix is consistent with the Company's direct model focused on selling into the SMB and large customer markets.
   Gross profit margins were 10.7% in the fourth quarter of 2003, an increase from 10.3% in the fourth quarter of 2002. Gross profit margins were increased by the Company's January 1, 2003, adoption of Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a Vendor by a Customer (Including a Reseller of the Vendor's Products)." See Footnote I below for additional information on EITF 02-16. Due to the adoption of EITF 02-16, the Company recorded vendor consideration of $1.6 million as a reduction to cost of sales in the fourth quarter of 2003. Excluding the impact of EITF 02-16, the gross profit margin would have been 9.4% in the fourth quarter of 2003. This percentage is a non-GAAP measure that is being presented for comparison purposes only, as the adoption of EITF 02-16 did not impact prior year gross profit margins. The year over year decline in gross profit margin percentage was primarily due to customer mix, product mix and a reduction in related vendor programs.
   Gross profit margins as a percent of sales are expected to vary on a quarterly basis due to vendor programs, product mix, pricing strategies, customer mix, and economic conditions.
   Total selling, general and administrative expenses as a percent of net sales were 8.5% in the fourth quarter of 2003, which is a decline from 9.7% in the corresponding period of the prior year, as well as a sequential decline from 9.9% for the third quarter of 2003. This decrease is primarily due to leveraging the existing company infrastructure over an increased sales base.

   Asset Management

   The Company's balance sheet remained strong and ended the year with a cash balance of $5.2 million. Consolidated working capital was $20.9 million at December 31, 2003.
   Net inventory of $11.6 million at December 31, 2003, decreased from $12.7 million at September 30, 2003. Inventory turns increased to 38 times annually from 31 times at September 30, 2003. Trade accounts receivable increased to $52.0 million at December 31, 2003, from $48.3 million at September 30, 2003. Days sales outstanding were 43 days, a decrease from 47 days at September 30, 2003.

   Footnote I

   During the first quarter of 2003, the Company adopted Emerging Issues Task force ("EITF") Issue No. 02-16, "Accounting for Consideration Received from a vendor by a Customer (Including a Reseller of the Vendor's Products)." The income statement classification of EITF 02-16 covers vendor consideration related to agreements entered into, or modified, after January 1, 2003. EITF 02-16 requires that consideration from vendors, such as advertising support funds, be accounted for as a reduction to cost of sales unless certain requirements are met showing that the funds are used for a specific program entirely funded by an individual vendor. If these specific requirements related to individual vendors are met, the consideration is accounted for as a reduction in the related expense category, such as advertising or selling and administrative expense. The Company provides numerous advertising programs to support its vendors, some of these programs relate to multiple vendors while other are performed on behalf of an individual vendor for a specific program.

   About Zones, Inc.

   Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
   Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.
   A live webcast of the Company's management's discussion of the fourth quarter will be available on the Company's Web site at www.zones.com/IR under upcoming events. The webcast will be held tomorrow, January 29, 2004 at 8:30 am PT.

   This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, competition, pressure on margin, variability of operating results, changing methods of distribution, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.


                             ZONES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                          December 31,   December 31,
                                             2003            2002
                                         -------------   -------------
ASSETS
Current assets
 Cash and cash equivalents              $       5,180   $       9,048
 Receivables, net                              60,058          45,368
 Inventories, net                              11,487          11,273
 Prepaids                                       1,101           1,239
 Deferred income taxes                          1,327           2,514
                                         -------------   -------------

      Total current assets                     79,153          69,442

Property and equipment, net                     4,355           5,565
Goodwill                                        4,193               -
Deferred income tax                             5,110           4,771
Other assets                                      167             174
                                         -------------   -------------

      Total assets                      $      92,978   $      79,952
                                         =============   =============

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                       $      41,270   $      38,453
 Accrued liabilities and other                  8,316           9,960
 Line of credit                                 7,850               -
 Current portion of capital lease
  obligations                                       -             226
 Current portion of deferred rent
  obligations                                       -             216
 Notes payable                                    833               -
                                         -------------   -------------

      Total current liabilities                58,269          48,855

Notes payable, net of current portion           1,667               -
Deferred rent                                     341               -
                                         -------------   -------------

      Total liabilities                        60,277          48,855
                                         -------------   -------------

Commitments and contingencies

Shareholders' equity:
 Common stock                                  39,590          39,554
 Accumulated deficit                           (6,889)         (8,457)
                                         -------------   -------------

      Total shareholders' equity               32,701          31,097
                                         -------------   -------------

      Total liabilities & shareholders'
       equity                           $      92,978   $      79,952
                                         =============   =============


                             ZONES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                   For the three     For the twelve
                                       months             months
                                 ended December 31, ended December 31,
                                   2003     2002      2003     2002
                                 -------------------------------------

Net sales                        $130,336 $104,659  $460,772 $414,643
Cost of sales                     116,393   93,885   410,078  371,725
                                 -------------------------------------

 Gross profit                      13,943   10,774    50,694   42,918
Selling, general and
 administrative expenses           11,054   10,159    43,252   40,294
Advertising Expense                 1,289      287     6,597    1,354
                                 -------------------------------------

 Operating income before state
  tax adjustment                    1,600      328       845    1,270

State tax (benefit) expense        (2,143)   2,145    (2,103)   2,145
                                 -------------------------------------

 Operating income (loss)            3,743   (1,817)    2,948     (875)
                                 -------------------------------------

Other (income) expense:               142      (49)      379      (58)

Income (loss) before income
 taxes                              3,601   (1,768)    2,569     (817)
Benefit (provision) for income
 taxes                             (1,396)     675    (1,001)     302
                                 -------------------------------------

 Net income (loss)               $  2,205 $ (1,093) $  1,568 $   (515)
                                 =====================================

 Basic income (loss) per share   $   0.16 $  (0.08) $   0.11 $  (0.04)
 Shares used in computation of
  basic income (loss) per share    13,624   13,610    13,644   13,587
                                 =====================================

 Diluted income (loss) per       $   0.16 $  (0.08) $   0.11 $  (0.04)
  share
Shares used in computation of
  diluted income (loss) per
   share                           13,873   13,610    13,739   13,587
                                 =====================================


                        Operating Highlights
                          Supplemental Data

Three Months Ending December 31, 2003
-------------------------------------

                               % of net      AE's      # of      AOS
                                  sales                Orders
                               ---------- ---------- ---------- ------
 Outbound                        88.4%       207      91,000    1,272

 Inbound & Consumer Unassist     11.6%       27       30,500     501

                                 Q4 '03     Q3 '03     Q4 '02
                               ---------- ---------- ----------
 Average Productivity (annualized)
    Per Outbound AE(a)         2,225,000  1,821,000  1,648,000
    Per Employee                 989,000    805,000    810,000
    (a) Outbound productivity excludes sales and headcount from former major customer.


Sales Mix
---------
                           Quarter Ended             Year Ended
                      ------------------------------------------------
                      12/31/2003  12/31/2002   12/31/2003  12/31/2002
                      ----------- -----------  ----------- -----------

 Product Mix (% of sales)
 Notebook & PDA's           12.8%       15.8%        14.8%       16.2%
 Desktops & Servers         23.0%       21.6%        20.9%       20.3%
 Software                   13.5%       15.6%        13.7%       16.4%
 Storage                    10.7%        9.2%        10.7%       10.0%
 NetComm                     4.7%        6.2%         5.4%        5.9%
 Printers                   10.4%        7.8%         8.9%        8.1%
 Monitors & Video            9.3%        9.0%         9.6%        9.6%
 Memory & Processors         6.0%        4.7%         6.0%        4.3%
 Accessories & Other         9.6%       10.1%        10.0%        9.2%


 ZonesConnect Direct
  Web Sales           12,445,000   9,423,000   36,205,000  29,709,000




Balance Sheet Metrics
---------------------
                                     December 31, 2003
                      ------------------------------------------------
                         Zones       CPCS     Elimination Consolidated
                      ----------- ----------- ----------- ------------
 Accounts Receivable,
  net                 48,596,000  11,462,000               60,058,000
 Inventory, net        9,949,000   1,538,000               11,487,000
 Shareholder's Equity 32,760,000   5,099,000  (5,158,000)  32,701,000

 DSO, annualized                                                   43
 Inventory Turns,
  annualized                                                       38

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000